Exhibit 9(xvii) under Form N-1A
                                             Exhibit 10 under Item 601/Reg. S-K

                                     FORM OF
                             AMENDMENT TO EXHIBIT A
                                     TO THE
                         SHAREHOLDER SERVICES AGREEMENT

                                 Class A Shares
                                 Class B Shares
                             Wachovia Balanced Fund
                         Wachovia Emerging Markets Fund
                              Wachovia Equity Fund
                           Wachovia Equity Index Fund
                           Wachovia Fixed Income Fund
                      Wachovia Georgia Municipal Bond Fund
                          Wachovia Growth & Income Fund
                   Wachovia North Carolina Municipal Bond Fund
                        Wachovia Quantitative Equity Fund
                      Wachovia Short-Term Fixed Income Fund
                   Wachovia South Carolina Municipal Bond Fund
                          Wachovia Special Values Fund
                      Wachovia Virginia Municipal Bond Fund


Shareholder Service Fees

      1. During the term of this Agreement, the Funds will pay Provider a quarterly fee. This fee will be computed at the annual rate of .25 of 1% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.

    2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that this Agreement is in effect during the quarter.

As revised: